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                                                                    Exhibit 10.6

          DO NOT DESTROY THIS NOTE: When paid, this Note, with the Deed of Trust securing same, must be surrendered to trustee under the Deed of Trust for cancellation before reconveyance will be made.

                          NOTE SECURED BY DEED OF TRUST
                     INSTALLMENT - INTEREST (FIXED) INCLUDED

$3,250,000.00                                                     Loan No. 65207
                                                             Customer No. 639475
                                              9701 Wilshire Boulevard, Suite 600
                                                 Beverly Hills, California 90212
                                                                   July 15, 1999

On August 1, 2014, Empire Burbank Studios, Inc., a California corporation ("Borrower") promises to pay in immediately available funds to the order of City National Bank, a national banking association ("CNB"), at its office set forth above, the principal sum of Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00), or so much thereof as may be outstanding, with interest thereon to be computed from the date of its disbursement at a rate computed on a basis of a 360-day year, actual days elapsed, equal to eight and thirteen one-hundredths percent (8.13%) ("Interest Rate").

The first payment under this Note shall be for accrued interest only and shall be due on August 1, 1999, with principal and interest together payable in installments of Thirty One Thousand Five Hundred Thirty and 45/100 Dollars ($31,530.45) each month commencing with the first day of September 1, 1999, and continuing thereafter on the same day of each month until maturity, as above stated, when all unpaid interest and principal shall be payable. The above stated monthly payments of principal and interest will amortize the loan in fifteen (15) years.

The occurrence of any of the following with respect to Borrower shall constitute an "Event of Default" hereunder:

1. The failure to make any payment of principal or interest when due under this Note within ten (10) days after it becomes due and payable;

2. The filing of a petition by Borrower for relief under Title 11 of the United States Code (the "Bankruptcy Code") or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition's material allegations regarding Borrower's insolvency; a general assignment by Borrower for the benefit of creditors; or Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

3. The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code prior to the earlier of the entry of any court order granting relief sought

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     in such involuntary petition or sixty (60) days after the date of filing of such involuntary petition.

4. The commencement by Borrower of dissolution or liquidation proceedings or the disqualification of Borrower to do business in the State of California;

5. Any financial statement provided by Borrower to CNB is false or misleading in any material respect;

6. Any violation, breach or default under this Note (other than the failure to pay principal or interest) or under any letter agreement, guaranty, security agreement, deed of trust or any other contract or instrument executed in connection with this Note or securing this Note which violation, breach or default continues for a period of twenty (20) days after receipt by Borrower of written notice thereof from CNB or, if a cure of such violation, breach or default cannot be reasonably completed at or before the expiration of such twenty (20) day period, such longer period as may be reasonably necessary to complete such cure so long as Borrower is diligently pursuing same but in any event not to exceed an additional twenty-five (25) days (for a total cure period of forty-five (45) days); or

7. Any sale or transfer of all or substantially all of the assets of Borrower other than in the ordinary course of business.

Upon the occurrence of an Event of Default, CNB, at its option, may declare all sums outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower. Borrower agrees to pay all costs and expenses, including reasonable attorneys' fees, expended or incurred by CNB (or reasonably allocable to CNB's in-house counsel) in connection with the enforcement of this Note or the collection of any sums due hereunder and irrespective of whether suit is filed. Following the occurrence and during the continuance of an Event of Default, the unpaid principal balance hereunder shall bear additional interest at a rate of five percent (5.0%) per year higher than the interest rate as determined and computed above.

Borrower shall pay to CNB a late charge of 6% or $5.00, whichever is greater, of each and every monthly installment not received by CNB on or before the tenth
(10th) day after the installment is due.

Should Borrower (or any successor in interest to Borrower) without the prior written consent of CNB, sell, transfer, mortgage, pledge, hypothecate, assign or encumber its interest in the property or any part thereof (other than leases which are not the Material Lease (as defined in the Deed of Trust)) which secure this Note, or should any holder of an equity interest in Borrower transfer or encumber such interest except for (i) a pledge of the equity interest in Borrower (the "Pledge") to Union Bank of California, N.A. (the "Agent") as collateral agent, or any replacement agent or lender, to secure indebtedness under that certain Credit Agreement dated as of January 6, 1998 between LBI Holdings, II, Inc., the Agent, and the other parties thereto and any replacement or refinancing (together with any such replacement or refinancing thereof, the "Liberman Credit") (ii) any exercise by Agent of its remedies under the Pledge and (iii) any transfer to an assignee of the Agent in connection with the exercise of such remedies, whether

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voluntarily or involuntarily, then CNB may at its option declare the whole sum of principal and interest (and all other sums secured by any Deed of Trust taken as security for this Note) immediately due and payable. This provision shall apply to each and every sale, transfer, mortgage, pledge, hypothecation, assignment or encumbrance (except as provided above) regardless whether or not CNB has consented to, or waived, its right hereunder, whether by action or non-action, in connection with any previous sale, transfer, mortgage, pledge, hypothecation, assignment or encumbrance, whether one or more.

Borrower shall have the right to prepay the principal of this Note, in whole or in part, on the first business day of a calendar month, which prepayment must be preceded by not less than thirty (30) days prior written notice to CNB of Borrower's intention to make such prepayment, the amount thereof, and the date upon which such prepayment will be made, and there shall be paid to CNB concurrently with such payment all then accrued interest and any and all other amounts then due hereunder, TOGETHER WITH A PREPAYMENT CHARGE equal to:

                    (1) For amounts paid during the period of August 1, 1999 through July 31, 2000, an amount equal to five percent (5.0%) of the outstanding principal balance being prepaid.

                    (2) For amounts paid during the period of August 1, 2000 through July 31, 2001, an amount equal to four percent (4.0%) of the outstanding principal balance.

                    (3) For amounts paid during the period of August 1, 2001 through July 31, 2002, an amount equal to three percent (3.0%) of the outstanding principal balance being prepaid.

                    (4) For amounts paid during the period of August 1, 2002 through July 31, 2003, an amount equal to two percent (2.0%) of the outstanding principal balance being prepaid.

                    (5) For amounts paid during the period of August 1, 2003 through July 31, 2013, an amount equal to one percent (1.0%) of the outstanding principal balance being prepaid.

Notwithstanding the above, Borrower shall have the right to prepay the principal of this Note, in whole or in part, without any prepayment charge during the last six (6) months of the loan term, provided payment is received, on the first
(1st) business day of a calendar month, which prepayment must be preceded by not less than thirty (30) days prior written notice to CNB of Borrower's intention to make such prepayment, the amount thereof, and the date upon which payment will be made, and there shall be paid to CNB concurrently therewith, all then accrued interest and any and all other amounts then due thereunder. Notwithstanding the foregoing, Borrower shall not be required to provide notice to CNB or pay a prepayment charge if CNB applies insurance or condemnation proceeds to the outstanding principal balance of the Loan.

In the event that CNB declares all sums due hereunder immediately due and payable upon the occurrence of an Event of Default, Borrower shall pay to CNB a prepayment charge equal to the

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prepayment charge (calculated as set forth above) which would be due hereunder if Borrower had exercised its right to prepay of even date herewith executed by Borrower in favor of CNB.

BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PREMIUM OR CHARGE, UPON ACCELERATION OF THE MATURITY OF THIS NOTE (WHETHER ARISING UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR OTHERWISE), AND BORROWER HEREBY AGREES TO PAY THE PREPAYMENT CHARGE SET FORTH ABOVE, WHETHER ANY PREPAYMENT IS VOLUNTARY OR UPON OR FOLLOWING ANY ACCELERATION OF THIS NOTE (INCLUDING, WITHOUT LIMITATION, ANY ACCELERATION FOLLOWING A TRANSFER, MORTGAGE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR ENCUMBRANCE OF THE PROPERTY (OR ANY PART THEREOF) WHICH SECURES THIS NOTE). BORROWER HAS SEPARATELY INITIALED THIS PROVISION IN THE SPACE PROVIDED BELOW AND DECLARES THAT CNB'S AGREEMENT TO MAKE THE LOAN EVIDENCED HEREBY ON THE TERMS AND CONDITIONS HEREOF CONSTITUTES ADEQUATE CONSIDERATION, OF INDIVIDUAL WEIGHT, FOR THIS WAIVER AND AGREEMENT BY BORROWER.

                                         BORROWER'S INITIALS     /s/ J.L.
                                                            --------------------

CNB's recovery against Borrower under the Loan Documents shall be limited solely to the collateral given to CNB as security for Borrower's performance under the Loan Documents (the "Collateral"), and such recovery shall not be a lien, or the basis of a claim of lien or levy of execution, against the general assets of Borrower. Notwithstanding the foregoing, Borrower and the general assets of Borrower shall be fully liable to CNB to the same extent that Borrower would be liable absent the foregoing limitation of this paragraph for: (a) fraud or willful misrepresentation; (b) waste; (c) failure to pay income taxes or other taxes, assessments or other charges attributable to Borrower which create liens on any portion of the Collateral (to the full extent of any such liens); (d) the amount of any Rents (as defined in the Deed of Trust) from the Collateral collected by Borrower after Borrower's license to collect such Rents has terminated; or (e) any breach by Borrower of any covenant or any indemnification claim arising under any representation, warranty, covenant or indemnity relating to hazardous materials (including, without limitation, any such breach or claim arising under the Environmental Indemnity Agreement of even date executed by Borrower, Jose Liberman and Lenard D. Liberman). In addition, the limitations hereof shall not be deemed to limit: (i) any right CNB might otherwise have to obtain injunctive relief against Borrower; (ii) any suit or action against Borrower in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests now or at any time hereafter securing the payment and performance of all sums and obligations under the Loan Documents; or (iii) the collection of amounts which may become owing or payable under or on account of insurance, condemnation awards or damages for other public actions or surety bonds maintained or provided by Borrower in connection with or related to the Collateral; provided, however, that the assertion by CNB of any such right, suit, action or collection of amounts shall not result in a monetary claim upon the general assets of Borrower except as otherwise provided herein. CNB further agrees that it will not seek any recovery of any indebtedness arising under the Loan Documents from LBI Holdings II, Inc., or any of its subsidiaries (collectively, the "LBI Entities"). This limitation shall in no way impair CNB's, any receiver's or any other party's right to enforce the terms of any lease of

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the Property by the Borrower to any LBI Entity or recover any fraudulent transfer, preference or similar amount under any applicable state or federal insolvency law. Notwithstanding anything to the contrary in this paragraph (except for the provisions of the immediately preceding sentence), in the event that Borrower were ever to be substantively consolidated with any one or more LBI Entities, the value of the payment or other consideration received or to be received by CNB on account of CNB's unsecured claim in such consolidated bankruptcy shall be limited to a value not greater than the value of the payment or other consideration which CNB would have received on account of such unsecured claim in the event that there had been no such substantive consolidation. The Agent and the other lenders from time to time party to the Liberman Credit are hereby made intentional third party beneficiaries of the provisions of this paragraph and shall be entitled to enforce them under law or equity.

                                      Empire Burbank Studios, Inc., a California corporation

                                      By: /s/ Jose Liberman
                                          --------------------------------------
                                          Jose Liberman, President

                                      By: /s/ Lenard D. Liberman
                                          --------------------------------------
                                          Lenard D. Liberman, Secretary

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